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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         INVESCO VAN KAMPEN MASSACHUSETTS VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Massachusetts Value Municipal Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect three Class I Trustees, by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                              VOTES    VOTES
                   MATTER                      FOR    AGAINST
                   ------                   --------- -------
                   (1). David C. Arch...... 2,386,657 152,063
                        Jerry D. Choate.... 2,393,557 145,163
                        Suzanne H. Woolsey. 2,393,557 145,163

Other proposals, including the redomestication proposal, were adjourned until September 25, 2012. Results from the adjourned meeting will be reflected in the next report to shareholders.